Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements on Form F-3 No. 333-254706 and Form F-3ASR No. 333-261541 of Perion Network Ltd., and

2)
Registration Statements on Form S-8 Nos. 333-133968, 333-152010, 333-171781, 333-188714, 333-192376, 333-193145, 333-203641, 333-208278, 333-216494, 333-237196, 333-249846, 333-262260 and 333-266928 of Perion Network Ltd.,

of our reports dated March 15, 2023, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Perion Network Ltd. and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
A member of Ernst & Young Global	March 15, 2023